Exhibit 99.1

AeroClean Technologies and Molekule Announce the Close of All-Stock Merger

●	Establishes an industry-leading provider of premium, FDA-cleared air purification products and solutions
●	Positions the combined company to selectively pursue additional value-creating M&A opportunities within the broader indoor air quality (“IAQ”) and cleantech industries
●	Powerful brand value and large installed base of over 350,000 air purification units creates an opportunity to drive recurring revenues through consumables and the launch of a software solution to monitor and control air quality on an enterprise-wide basis
●	Recent developments include the release of Molekule’s PECO-HEPA Tri-Power Filter for Air Pro, Air Mini+ and Air Mini; AeroClean’s Pūrgo™ air purifier receiving FDA clearance for the elimination of SARS-CoV-2
●	AeroClean to change its name to Molekule Group, Inc. and begin trading under new ticker symbol (NASDAQ: MKUL)

January 12, 2023 – Palm Beach Gardens, FL – AeroClean Technologies (“AeroClean”) (Nasdaq: AERC), an air hygiene technology company, and Molekule, Inc. (“Molekule”), a market leader for premium air purifiers, today have successfully completed the all-stock merger transaction that was announced on October 3, 2022 (the “Merger”). Under the terms of the Merger, AeroClean stockholders now own approximately 50.5%, and Molekule stockholders own approximately 49.5%, of the outstanding shares of common stock of the combined company. Effective at 9:00 a.m. eastern time on January 12, 2023, AeroClean changed its name and ticker symbol to Molekule Group, Inc. (Nasdaq: MKUL).

The combined company has the largest range of proprietary and patented, FDA-cleared air purification devices to address the estimated $15 billion, rapidly growing global air purification market. The combined company on a pro forma basis would have generated approximately $48 million of revenues in FY 2022, and approximately $13 million of revenues in the fourth quarter. The combined company also offers a Software-as-a-service (“SaaS”) software solution for B2B businesses, further enabling facility managers to monitor and control individual room air quality on an enterprise-wide basis.

“The completion of the Merger resulted from an extensive process by management and the board to combine with a leading brand in the IAQ sector and represents an important step in the indoor air purification sector for customers and businesses alike,” stated Amin Khoury, Chairman of the Board of the combined company. “For the first time, we are now able to offer an extensive range of FDA-cleared air purifiers to address some of the largest threats to air quality. Our Merger combines two suites of propriety and patented technologies and paves the way for the innovation of further cutting-edge, IAQ technology and solutions to provide enterprise-wide clean indoor air to our clients. Furthermore, this transaction provides the combined company with the scale to pursue organic and inorganic opportunities for growth to enhance stockholder value.”

“We are excited to further drive innovation and momentum in the indoor air purification space as a combined company by bringing together two unique skillsets and capabilities that position us to provide leading IAQ products and solutions to our clients,” said Jason DiBona, Chief Executive Officer of the combined company. “We look forward to supporting this period of renaissance within the IAQ sector as regulatory bodies like the Centers for Disease Control and Prevention (CDC) and American Society of Heating, Refrigerating and Air-Conditioning Engineers (ASHRAE) are working expeditiously to develop and codify standards with the White House, which through public funding initiatives such as the American Rescue Plan, is committing over $500 billion to support their initiatives. We are excited to bring new products and solutions to our clients to help them meet their IAQ guidelines on an enterprise-wide basis, while also achieving their sustainability and ESG objectives. The combined company expects to assist its clients in meeting their objectives through its existing broad offering of patented, FDA-cleared devices, the introduction of its enterprise monitoring and control software, and the pursuit of strategic, accretive acquisition opportunities. Through these initiatives, we expect to not only accelerate growth and enhance our offering, but also create long-term stockholder value.”

Recent Developments

Molekule recently announced the launch of its new PECO-HEPA Tri-Power Filter for Air Pro, Air Mini+ and Air Mini. The new filter combines the true HEPA 99.97% particle-capture efficiency rate with Molekule's very own patented PECO technology, which destroys organic pollutants including viruses, bacteria, mold, allergens, volatile organic compounds, chemicals and more from the air. The powerful, triple-layered filter is finished with a final layer of carbon filtration to reduce odors and toxic gases, delivering clean, crisp air. This makes it one of the most advanced filters on the market with the ability to destroy a wide range of pollutants compared to conventional filters. Molekule also recently began collaboration with key customers across the US who have deployed thousands of Molekule premium air purifiers throughout portions of their office spaces and enterprises. The combined company expects to collaborate with several of these important customers to accelerate the development of its Safe Air as a Service, IAQ monitoring and internet-of-things (“IoT”) device control solution that will help improve customer IAQ and measure sustainability and ESG metrics across their enterprises.

AeroClean was also recently granted FDA 510k clearance (K223328) to update its Pūrgo™ air purifier’s indications for use to include the elimination of SARS-CoV-2, the RNA virus that causes COVID-19. This joins Molekule’s products, which also have FDA 510(k) clearance, and were proven to destroy SARs-CoV-2.

Leadership and Structure

Under the terms of the Merger, AeroClean’s executive team, CEO Jason DiBona and CFO Ryan Tyler, will remain in their roles, while Molekule’s CEO Jonathan Harris will transition to CCO (Chief Commercial Officer) of the combined company and Ronti Pal, who leads finance, administration, research and development at Molekule, will become the combined company’s COO (Chief Operating Officer). The seven-member AeroClean Board of Directors will be expanded to eight members, with Brad Feld, Molekule board member and co-founder of venture capital firm Foundry, joining the combined company’s Board. Amin Khoury will assume a more active role as Non-Executive Chairman at the combined company. The combined company will remain headquartered in Palm Beach Gardens, Florida, with significant operations in Lakeland, Florida and offices in San Francisco, California.

About AeroClean Technologies

AeroClean is a pathogen elimination technology company on a mission to keep work, play and life going by improving indoor air quality. Our air hygiene product, Pūrgo™ (pure-go), is an FDA 510(k) cleared, Class II medical device that provides continuous air filtration, sanitization and supplemental ventilation solutions with technology that can be applied in any indoor space - including in hospitals, offices, even in elevators. Pūrgo™ products feature SteriDuct™, a proprietary germicidal technology developed by our best-in-class aerospace engineers, medical scientists and innovators that work to eradicate viral, fungal, and bacterial airborne microorganisms. Our purpose is simple: to never stop innovating solutions that keep people healthy and safe, so life never stops. Learn more at aeroclean.com.

About Molekule

Molekule is on a mission to provide clean indoor air to everyone, everywhere. Based on 25 years of research and development, the company's patented photo electrochemical oxidation (PECO) technology destroys a wide range of pollutants, including VOCs, mold, bacteria, viruses, and allergens, when compared to conventional filters. Molekule's range of air purification solutions have been reviewed and validated by third-party laboratories, as well as continual internal testing, and its medical-grade products have been granted medical device clearance by the FDA.

Contacts:

Media Contacts

Press@molekule.com

Drew Tybus
drew@oakpr.com

Investor Relations Contacts
Ryan Tyler
Chief Financial Officer, Molekule
Ryan.Tyler@molekule.com

MATTIO Communications
molekule@mattio.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current beliefs and expectations of our management and are subject to known and unknown risks and uncertainties. Words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions help identify forward-looking statements. Factors that could cause actual events to differ include, but are not limited to:

•	our total addressable market;
•	general economic conditions in the markets where we operate;
•	the impact of the COVID-19 pandemic and related prophylactic measures;
•	the expected timing of regulatory approvals and product launches;
•	non-performance of third-party vendors and contractors;
•	risks related to our ability to successfully sell our products and the market reception to and performance of our products;
•	our compliance with, and changes to, applicable laws and regulations;
•	our limited operating history;
•	our ability to manage growth;
•	our ability to obtain additional financing when and if needed;
•	our ability to expand product offerings;

•	our ability to compete with others in our industry;
•	our ability to protect our intellectual property;
•	the ability of certain existing stockholders to determine the outcome of matters which require stockholder approval;
•	our ability to retain the listing of our common stock on Nasdaq;
•	our ability to defend against legal proceedings;
•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•	the ability to successfully integrate the businesses after the completion of the Merger;
•	our ability to achieve the expected benefits from the Merger within the expected time frames or at all;
•	the incurrence of unexpected costs, liabilities or delays relating to the Merger;
•	the risk that the public assigns a lower value to Molekule’s business than the value used in negotiating the terms of the Merger;
•	the risk that the Merger may not be accretive to our stockholders;
•	the risk that the Merger may prevent us from acting on future opportunities to enhance stockholder value;
•	the risk that any goodwill or identifiable intangible assets recorded due to the Merger could become impaired; and
•	other economic, business, competitive, and regulatory factors affecting the businesses of the company generally, including but not limited to those set forth in the AeroClean’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of AeroClean’s information statement/prospectus filed with the Securities and Exchange Commission on December 21, 2022, and other SEC filings.

Forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward looking statements as a result of various factors. Although the combined company believes that the expectations reflected in the forward looking statements are reasonable based on information currently available, the combined company cannot assure you that the expectations will prove to have been correct. Accordingly, you should not place undue reliance on these forward looking statements. In any event, these statements speak only as of the date of this release. The Molekule Group, Inc. assumes no obligation to revise or update any of the forward looking statements to reflect events or circumstances after the date of this release or to reflect new information or the occurrence of unanticipated events.